Exhibit 99.1

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER FISCAL 2022 FINANCIAL RESULTS

●	Third Quarter Sales Up 20.1% to $341.8 Million, Exceeding Pre-Pandemic Levels
●	Third Quarter Comparable Store Sales Increase 13.8%
●	Third Quarter Diluted EPS of $.48; Adjusted Diluted EPS[1] of $.49
●	Completed Previously Announced Acquisitions of 17 new stores across Southern California and Iowa, Representing Expected Annualized Sales of ~$25 Million
●	Third Quarter Dividend of $.26 per share, Up 18% Year-over-Year

ROCHESTER, N.Y. – January 26, 2022 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 25, 2021.

Third Quarter Results

Sales for the third quarter of the fiscal year ending March 26, 2022 (“fiscal 2022”) increased 20.1% to $341.8 million, as compared to $284.6 million for the third quarter of the fiscal year ended March 27, 2021 (“fiscal 2021”). The total sales increase for the third quarter of $57.2 million resulted from a comparable store sales increase of 13.8% for the period and an increase in sales from new stores of $18.5 million, primarily from recent acquisitions. This compares to a decrease in comparable store sales of 13.0% in the prior year period, which was impacted by a substantial decrease in traffic related to the COVID-19 pandemic.

Comparable store sales increased approximately 28% for both brakes and alignments, 14% for front/end shocks and 11% for both tires and maintenance services compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

1 Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Gross margin increased 150 basis points to 35.3% in the third quarter of fiscal 2022 from 33.8% in the prior year period. The increase was due to higher comparable store sales in the third quarter of fiscal 2022, which resulted in lower fixed distribution and occupancy costs as a percentage of sales, as well as a larger sales mix of higher margin service categories, compared to the prior year period. Incremental investments in technician payroll to support current and future sales growth amidst improving customer demand partially offset the increase in gross margin and resulted in higher technician payroll costs as a percentage of sales in the third quarter compared to the prior year period.

Total operating expenses for the third quarter were $93.1 million, or 27.3% of sales, as compared to $80.5 million, or 28.3% of sales in the prior year period. The year-over-year dollar increase resulted from increased store management payroll and store operating expenses needed to support strong consumer demand, as well as expenses from 43 net new stores compared to the prior year period.

Operating income for the third quarter of fiscal 2022 was $27.4 million, or 8.0% of sales, as compared to $15.7 million, or 5.5% of sales in the prior year period. Interest expense was $5.7 million for the third quarter of fiscal 2022, as compared to $6.8 million for the third quarter of fiscal 2021, principally due to a decrease in weighted average debt.

Net income for the third quarter of fiscal 2022 was $16.3 million, as compared to $6.7 million in the same period of the prior year. Diluted earnings per share for the third quarter of fiscal 2022 was $.48, compared to $.20 in the third quarter of fiscal 2021. Adjusted diluted earnings per share, a non-GAAP measure, for the third quarter of fiscal 2022 was $.49, which excluded $.01 per share related to Monro.Forward initiatives. This compares to adjusted diluted earnings per share of $.22 in the third quarter of fiscal 2021, which excluded $.02 per share related to Monro.Forward initiatives and a benefit related to a reserve for potential litigation that was no longer necessary. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Income tax expense in the third quarter of fiscal 2022 was $5.5 million, or an effective tax rate of 25.3%, compared to $2.3 million, or an effective tax rate of 25.2%, in the prior year period.

During the third quarter of fiscal 2022, the Company opened 17 stores through acquisitions and closed two stores. Monro ended the quarter with 1,303 company-operated stores and 81 franchised locations.

“Driven by the unwavering dedication of our teammates and the experience of our senior leaders, Monro’s solid third quarter results reflect significant progress on our journey to transform this great organization and unleash its full potential. Led by growth in our key service categories, we posted our third consecutive quarter of double-digit comparable store sales growth across all regions and categories as well as year-over-year margin expansion. Incremental investments in high quality technicians were critical to delivering improved topline results in the quarter and have allowed us to navigate through staffing challenges posed by COVID over the last six weeks. Our preliminary fiscal January comparable store sales increased 1% compared to fiscal January of last year and were 4% above pre-COVID levels. Our teammates have done a tremendous job of navigating COVID related disruption and will once again be fully focused on continuing to deliver topline growth as this latest wave of the pandemic passes”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “Looking ahead, we will continue to invest in our teammates as we execute on our Monro.Forward strategy and build a best-in-class service model. This will position us for outsized sales growth as we capitalize on robust demand and multi-year industry tailwinds. We are committed to the highest standards of operational excellence that will enable a virtuous cycle of earnings growth and cash flow generation and allow us to continue to invest in value-enhancing acquisitions.”

First Nine Months Results

For the current nine-month period:

-	Sales increased 25.7% to $1,031.3 million from $820.2 million in the same period of the prior year. Comparable store sales increased 20.3% compared to a decrease of 16.8% in the prior year period.

-	Gross margin for the nine-month period was 36.6%, compared to 35.1% in the prior year period.

-	Operating income was 8.7% of sales, compared to 6.3% in the prior year period.

-	Net income for the first nine months of fiscal 2022 was $53.0 million, or $1.56 per diluted share, as compared to $22.5 million, or $.67 per diluted share in the prior year period.

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Adjusted diluted earnings per share, a non-GAAP measure, in the first nine months of fiscal 2022 was $1.66, which excluded $.08 per share related to one-time litigation settlement costs, $.03 per share related to acquisition due diligence and integration costs and costs related to Monro.Forward initiatives and $.01 per share benefit from an adjustment to the estimate for prior year store closing costs. This compares to adjusted diluted earnings per share of $.77 in the first nine months of fiscal 2021, which excluded $.06 per share related to store closing costs, $.04 per share of costs related to Monro.Forward initiatives and management transition, and $.01 per share benefit related to a reserve for potential litigation that was no longer necessary. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the first nine months of fiscal 2022, the Company generated approximately $127 million in operating cash flow. Monro’s strong cash flow allows the Company to support its business operations, teammates, and Monro.Forward initiatives, as well as invest in attractive acquisition opportunities intended to drive long-term sustainable growth, while paying down debt and returning cash to shareholders through its dividend program.

As of December 25, 2021, the Company had cash and cash equivalents of approximately $9.5 million and availability on its revolving credit facility of approximately $375 million.

Acquisition Update

During the third quarter of fiscal 2022, the Company completed the previously announced acquisitions of 11 stores in Iowa and six stores in Southern California, further expanding the Company’s reach in the Midwest and West Coast regions. These locations are expected to add approximately $25 million in annualized sales and are expected to be slightly dilutive to diluted earnings per share in fiscal 2022.

Third Quarter Fiscal 2022 Cash Dividend Increased 18% from Prior Year Period

On December 21, 2021, the Company paid a cash dividend for the third quarter of fiscal year 2022 of $.26, representing an 18% increase as compared to the third quarter of fiscal 2021.

Company Outlook

Monro will provide perspective on its outlook for the fiscal fourth quarter during its earnings conference call. The Company is not providing fiscal 2022 guidance at this time.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, January 26, 2022 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13725823. A replay will be available approximately two hours after the recording through Wednesday, February 9, 2022 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13725823. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors. An archive will be available at this website through February 9, 2022.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated $1.1 billion in sales in fiscal 2021 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly-trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 27, 2021. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to store closings as well as our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales, or same store sales, as sales for stores that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2021	2020	% Change

Sales	$341,781	$284,591	20.1%

Cost of sales, including distribution and occupancy costs	221,199	188,453	17.4%

Gross profit	120,582	96,138	25.4%

Operating, selling, general and administrative expenses	93,146	80,450	15.8%

Operating income	27,436	15,688	74.9%

Interest expense, net	5,676	6,819	-16.8%

Other income, net	(43)	(65)	-33.8%

Income before provision for income taxes	21,803	8,934	144.0%

Provision for income taxes	5,516	2,251	145.0%

Net income	$16,287	$6,683	143.7%

Diluted earnings per share	$0.48	$0.20	140.0%

Weighted average number of diluted shares outstanding	34,056	33,827

Number of stores open (at end of quarter)	1,303	1,260

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2021	2020	% Change

Sales	$1,031,298	$820,237	25.7%

Cost of sales, including distribution and occupancy costs	654,102	532,119	22.9%

Gross profit	377,196	288,118	30.9%

Operating, selling, general and administrative expenses	287,366	236,603	21.5%

Operating income	89,830	51,515	74.4%

Interest expense, net	18,893	21,526	-12.2%

Other income, net	(138)	(132)	4.5%

Income before provision for income taxes	71,075	30,121	136.0%

Provision for income taxes	18,122	7,605	138.3%

Net income	$52,953	$22,516	135.2%

Diluted earnings per share	$1.56	$0.67	132.8%

Weighted average number of diluted shares outstanding	34,036	33,840

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 25,	March 27,
	2021	2021

Assets

Cash and equivalents	$9,514	$29,960

Inventories	169,664	162,282

Other current assets	72,058	74,283

Total current assets	251,236	266,525

Property and equipment, net	315,302	327,063

Finance lease and financing obligation assets, net	272,550	275,360

Operating lease assets, net	222,934	203,329

Other non-current assets	827,168	739,537

Total assets	$1,889,190	$1,811,814

Liabilities and Shareholders’ Equity

Current liabilities	$312,121	$290,616

Long-term debt	195,000	190,000

Long-term finance leases and financing obligations	362,522	366,330

Long-term operating lease liabilities	201,081	177,724

Other long-term liabilities	36,955	37,460

Total liabilities	1,107,679	1,062,130

Total shareholders’ equity	781,511	749,684

Total liabilities and shareholders’ equity	$1,889,190	$1,811,814

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	December

	2021	2020

Diluted EPS	$0.48	$0.20

Store closing costs	-	-

Monro.Forward initiative costs	0.01	0.02

Acquisition due diligence and integration costs	-	-

Management transition costs	-	-

Litigation Settlement	-	(0.01)

Adjusted Diluted EPS	$0.49	$0.22

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal
	December

	2021	2020

Net Income	$ 16,287	$ 6,683

Store closing costs	5	(14)

Monro.Forward initiative costs	418	1,056

Acquisition due diligence and integration costs	170	122

Management transition costs	-	128

Litigation Settlement	(161)	(250)

Provision for income taxes	(104)	(234)

Adjusted Net Income	$ 16,615	$ 7,491

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Nine Months Ended Fiscal
	December

	2021	2020

Diluted EPS	$1.56	$0.67

Store impairment charge	-	-

Store closing costs	(0.01)	0.06

Monro.Forward initiative costs	0.01	0.03

Acquisition due diligence and integration costs	0.01	-

Management transition costs	-	0.01

Litigation settlement	0.08	(0.01)

Adjusted Diluted EPS	$1.66	$0.77

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Nine Months Ended Fiscal
	December

	2021	2020

Net Income	$52,953	$22,516

Store impairment charge	-	99

Store closing costs	(425)	2,496

Monro.Forward initiative costs	569	1,510

Acquisition due diligence and integration costs	590	161

Management transition costs	59	385

Litigation settlement	3,759	(250)

Provision for income taxes	(1,101)	(1,022)

Adjusted Net Income	$56,404	$25,895